Fund Name	MassMutual Select Small Cap
Growth Equity Fund
Series Number	(Series 19)
Name of Affiliate member of underwriting or
selling syndicate	CIBC World Markets
Corp.

(A) if part of an issue registered under the
Securities Act of 1933 that is being offered to
the public,	Yes
(B) part of an issue of governmental securities, as defined in section 2(a)(16) of the Investment
Company Act of 1940,
(C) if Eligible Municipal Securities,
(D) if Securities sold in an Eligible Foreign
Offering,
(E) if Securities sold in an Eligible Rule 144A
Offering

Issuer/Name of Security	Consolidated
Edison Inc.
Description of Security	Common Stock


Date Purchased	05/11/16

Underwriter(s) from whom purchased
	Barclays Capital Inc.

Syndicate Member(s)	Barclays Capital Inc
	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
	Citigroup Global Markets Inc
	J.P. Morgan Securities LLC
	Mizuho Securities USA Inc
	Wells Fargo Securities, LLC
	BNY Mellon Capital Markets, LLC
	 KeyBanc Capital Markets Inc
	Morgan Stanley & Co. LLC
	Mitsubishi UFJ Securities (USA), Inc

	SMBC Nikko Securities America, Inc

	 UBS Securities LLC
	BTIG, LLC
	CIBC World Markets Corp
	Scotia Capital (USA) Inc
	TD Securities (USA) LLC
	Samuel A. Ramirez & Co., In
	The Williams Capital Group, L.P


Aggregate Principal amount or Number of
Shares	7,223
Aggregate Purchase Price	$516,444.50
Aggregate principal amount of such class of
securities being offered	$629,200,000.00


Purchase Price per Unit	$71.50

Date First Offered:	05/11/16
Price paid by each other purchaser in the
offering or in any concurrent offering prior to
close of first full business day on which sales
are made.	$71.50
Commission, spread or profit (%)	3.00%;
$2.15

The advisor/sub advisor certifies that the following information contained herein is complete and accurate and the following conditions have been satisfied:
The purchase price did not exceed the price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.

The underwriting was a Firm Commitment
Underwriting:
The commission, spread, or profit was
reasonable and fair in relation to that being received by others for underwriting similar securities during the same period
For securities that are not municipal securities -
The issuer has been in continuous operation for not less than three years, including the operations of any predecessors.
For municipal securities only - The issue of securities has received an investment grade rating from a NRSRO or, if the issuer or entity supplying the revenues from which the issue is to be paid has been in operation less than three years (including the
The amount of such securities purchased by all of the investment companies advised by the advisor and the relevant sub-advisor(s) to the Fund purchasing such securities did not exceed
25% of  (X) or (Y).
No Affiliated Underwriter was a direct or indirect participant in the sale.
Each transaction specified in this report has been effected in compliance with SEC Rule 10f-
3.